Exhibit 11
                           METRIKA SYSTEMS CORPORATION

                        Computation of Earnings per Share


                               Three Months Ended          Six Months Ended
                            ------------------------  -------------------------
                               June 28,     June 29,     June 28,      June 29,
                                   1997         1996         1997          1996
 ------------------------------------------------------------------------------

 Computation of Primary
   Earnings per Share:

 Net income (a)             $ 1,227,000  $   830,000  $ 1,942,000   $ 1,279,000
                            -----------  -----------  -----------   -----------

 Shares:
   Weighted average shares
     outstanding              6,068,932    5,000,000    6,018,382     5,000,000

   Add: Shares issuable
        from assumed
        issuance of private
        placement shares
        and the assumed
        exercise of options
        (as determined by
        the application of
        the treasury stock
        method)                       -      193,086        2,884       193,086
                            -----------  -----------  -----------   -----------
   Weighted average
     shares outstanding,
     as adjusted (b)          6,068,932    5,193,086    6,021,266     5,193,086
                            -----------  -----------  -----------   -----------
 Primary Earnings
   per Share (a) / (b)      $       .20  $       .16  $       .32   $       .25
                            ===========  ===========  ===========   ===========